FOR IMMEDIATE RELEASE

GREENLIGHT CAPITAL RE, LTD. ANNOUNCES DATE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS

GRAND CAYMAN, Cayman Islands – February 24, 2022 - Greenlight Capital Re, Ltd. (Nasdaq: GLRE) (“Greenlight Re” or the “Company”), a specialist property and casualty reinsurance company headquartered in the Cayman Islands, has established July 26, 2022, as the date for its 2022 Annual General Meeting of Shareholders (the “Annual Meeting”). The time and location of the Annual Meeting will be set forth in the Company’s proxy materials.

Greenlight Re’s shareholders of record on the date to be set forth in the Company’s proxy materials will be entitled to notice of the Annual Meeting and to vote upon matters considered at the Annual Meeting.

Greenlight Re will send the notice of the Annual Meeting with the voting instruction form to shareholders of record, along with instructions on how to access materials online that contain important information about the Annual Meeting and the matters to be considered.

About Greenlight Re
Greenlight Re (www.greenlightre.com) provides multi-line property and casualty reinsurance through its licensed and regulated reinsurance entities in the Cayman Islands and Ireland. The Company complements its underwriting activities with a non-traditional investment approach designed to achieve higher rates of return over the long term than reinsurance companies that exclusively employ more traditional investment strategies. In 2018, the Company launched its Greenlight Re Innovations unit, which supports technology innovators in the (re)insurance space by providing investment, risk capacity, and access to a broad insurance network.

Investor Relations Contact
Karin Daly
The Equity Group Inc.
(212) 836-9623
IR@greenlightre.ky